Attachment for Sub-item 77K John Hancock Bond Trust Effective May 21, 2002, the Board of Trustees for the John Hancock Government Income Fund, John Hancock Investment Grade Bond Fund and John Hancock High Yield Bond Fund voted not to retain Ernst & Young, LLP as the Fund's independent auditor effective upon the completion of the audit for the fiscal year ended May 31, 2002. This action was recommended by the Fund's Audit Committee on May 21, 2002. Ernst & Young, LLP reports on the Fund's financial statements for the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal years ended 2002 and 2001, there were no disagreements with Ernst & Young, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagree-ments, if not resolved to the satisfaction of Ernst & Young, LLP, would have caused it to make reference to the subject matter disagreement in its report on the financial statements for such years. July 30, 2002 Securities and Exchange Commission 450 Fifth Street, N.W. Washington, DC 20549 Dear Sirs: We have read and agree with the comments contained in Sub-Item 77k of Form N-SAR of the John Hancock Government Income Fund of John Hancock Bond Trust. We have no basis to agree or disagree with other statements of the registrant contained therein. Very truly yours, July 30, 2002 Securities and Exchange Commission 450 Fifth Street, N.W. Washington, DC 20549 Dear Sirs: We have read and agree with the comments contained in Sub-Item 77k of Form N-SAR of the John Hancock High Yield Bond Fund of John Hancock Bond Trust. We have no basis to agree or disagree with other statements of the registrant contained therein. Very truly yours, July 30, 2002 Securities and Exchange Commission 450 Fifth Street, N.W. Washington, DC 20549 Dear Sirs: We have read and agree with the comments contained in Sub-Item 77k of Form N-SAR of the John Hancock Investment Grade Bond Fund of John Hancock Bond Trust. We have no basis to agree or disagree with other statements of the registrant contained therein. Very truly yours,